EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Dance Emotion Studios Inc. (the Company) on Form 10 of our report dated July 15, 2026 with respect to our audits of the consolidated balance sheets of the Company as of March 31, 2026 and 2025, the related consolidated statements of operations and comprehensive income (loss), change in stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2026, which is part of this Registration Statement.

/s/ CT International LLP

San Franciso, California

September 15, 2026